                                                                    EXHIBIT 10.9

                            COLLABORATION AGREEMENT

     This Collaboration Agreement ("Agreement") dated as of the 30th day of May, 1997 between HYSEQ, INC., 670 Almanor Avenue, Sunnyvale, California, 94086 U.S.A. (hereinafter "HYSEQ") and THE PERKIN-ELMER CORPORATION, having its PE Applied Biosystems Division at 850 Lincoln Centre Drive, Foster City, CA 94404 (hereinafter "PERKIN-ELMER").

     WHEREAS, HYSEQ and PERKIN-ELMER are interested in collaborating in the further development and commercialization of a chip-based genetic analysis system using HYSEQ's proprietary sequencing by hybridization technology ("SBH") as its foundation; and

     WHEREAS, HYSEQ has proprietary technology and know-how with respect to SBH design development and manufacturing of chips and, is currently using the HyChip Module, which utilizes superchip technology for research purposes; and

     WHEREAS, PERKIN-ELMER has proprietary technology and know-how with respect to the design, development, and manufacture of the system; and

     WHEREAS, the PARTIES wish to enter into that certain stock purchase agreement of even date with this Agreement whereby PERKIN-ELMER shall invest in HYSEQ.

     NOW THEREFORE, in consideration of the covenants and obligations expressed herein, the PARTIES agree as follows:

1.   BASIC PRINCIPLES OF THE COLLABORATION

     1.1.  Intent.  HYSEQ and PERKIN-ELMER (collectively, the "PARTIES") intend
           ------
that the result of this collaboration (the "Collaboration") will be a chip-based genetic analysis system, including chips, instrumentation and application software (the "SYSTEM") using SBH (sequencing by hybridization) as its foundation, which is brought to market more quickly than either acting alone could accomplish, with more effective technology than either alone could produce in the shortened time frame and priced competitively for all markets on a worldwide basis.

     1.2.  Mutually Profitable.  Both PARTIES intend the Collaboration to be
           -------------------
mutually profitable, and that both PARTIES share equally in the profits of the sale of PRODUCTS on such terms as are hereinafter agreed to, or through one or more amendments to this Agreement.

* CERTAIN INFORMATION IN THIS AGREEMENT AND ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     1.3.  Adjustment.  Both PARTIES recognize that to the extent the actual
           ----------
market conditions materialize differently than anticipated, adjustments may be needed from time to time in order that the intent of the Collaboration may be
fulfilled.   Such adjustments shall be made not more often than every six months in accordance with Article 8.1.

     1.4  Pre-Existing Intellectual Properties. Both PARTIES recognize that each
          ------------------------------------
has rights to pre-existing intellectual properties which may directly or indirectly contribute to the commercialization of the PRODUCTS. It is understood that in the process of developing the RESEARCH PROGRAM contemplated by Article 3 hereof, both PARTIES will reveal to each other relevant intellectual property that existed prior to the EFFECTIVE DATE of the Collaboration ("PRIOR IP") under appropriate confidentiality and nondisclosure provisions, irrespective of whether the PRIOR IP is an issued patent, a pending PATENT APPLICATION, a trade secret, know-how or otherwise.

     1.5  Marketing, Sales, Service, and Support.  The PRODUCTS of the
          --------------------------------------
collaboration will be supported and distributed solely through the PERKIN-ELMER distribution organization. The PRODUCTS will be labeled and marketed under names of both PERKIN-ELMER and HYSEQ. PERKIN-ELMER will be responsible for all expenses associated with sales, support and marketing. PERKIN-ELMER will evaluate and sell, directly and through its AFFILIATES and distributors, PRODUCTS worldwide and will use commercially reasonable efforts to sell the PRODUCTS in their respective markets.

     1.6  Funding.  Within the scope of the Collaboration Agreement, HYSEQ will
          -------
fully fund, or arrange to fund, development of CHIPS; and PERKIN-ELMER, within the scope of the Collaboration Agreement, will fully fund development of the SYSTEM as described in the Research Plan (except for CHIPS).

     1.7  Scope.  The collaboration will be an exclusive arrangement to
          -----
commercialize, on a worldwide basis, HYSEQ's proprietary * DNA array chip technology in a product for all markets within the application focus (Article 1.8). During the CONTRACT PERIOD, neither party will pursue commercialization of other chip-based genetic analysis systems with a third-party using *.

     1 Application Focus.   To the extent practicable, the Parties will make the
       ------------------
CHIPS and SYSTEMS special purpose, i.e., *. Where the Parties mutually agree that such limitations are not appropriate, the Parties will cooperate to meet the customer's needs in light of all the facts and circumstances, e.g. through a field licensing program in conjunction with the sales of CHIPS and SYSTEMS, or other arrangements that recognize the relative value to each of the PARTIES.

2.   DEFINITIONS

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     2.1 "AFFILIATES" shall mean (i) any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity; and (ii) any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this Agreement.

     2.2. "EFFECTIVE DATE" shall mean the date of this Agreement first written above or such later date as the PARTIES shall determine by mutual agreement.

     2.3 "EQUITY INVESTMENT AGREEMENT" shall mean the Series B Convertible Preferred Stock Purchase Agreement entered into between HYSEQ and PERKIN-ELMER contemporaneously herewith relating to the investment by PERKIN-ELMER of no less than $5,000,000 and no more than $10,000,000 in HYSEQ.

     2.4  "HYSEQ" shall mean HYSEQ, Inc.

     2.5 "HYSEQ PATENT(S)" shall mean all patents and PATENT APPLICATIONS which claim HYSEQ TECHNOLOGY, which are or become owned by HYSEQ during the CONTRACT PERIOD or to which HYSEQ otherwise has, now or during the CONTRACT PERIOD, the right to grant licenses. Included within the definition of HYSEQ PATENTS are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof, all SPCs and PRIOR IP.

     2.6 "HYSEQ TECHNOLOGY" shall mean any and all data, substances, processes, materials, formulae, know-how and inventions, which are developed by or on behalf of HYSEQ during or prior to the CONTRACT PERIOD and which are owned by HYSEQ or with respect to which HYSEQ has a right to grant a license, and which are related to the development, manufacturing, use, or sale of PRODUCTS.

     2.7 "CONTRACT PERIOD" or "CONTRACT TERM" shall mean the term beginning on the EFFECTIVE DATE and ending on the date of termination. The date of termination shall be a minimum of five years and shall be extended year by year automatically, unless the parties mutually agree to terminate the agreement.

     2.8 "RC" or "RESEARCH COMMITTEE" shall mean the RESEARCH COMMITTEE which shall consist of three (3) persons appointed by HYSEQ and three (3) persons appointed by PERKIN-ELMER.

     2.9 "RESEARCH PROGRAM" shall mean the research program, approved by the RC during the CONTRACT PERIOD, to commercialize the PRODUCTS using SBH pursuant to the Annual Research Plan adopted pursuant to Article 3 hereof and made a part of this Agreement in accordance therewith as in effect from time to time during the term of this Agreement.

     2.10 "CHIP" shall mean a * which is made by HYSEQ or using HYSEQ INTELLECTUAL PROPERTY RIGHTS.

     2.11 "P-E SOFTWARE" shall mean software PERKIN-ELMER generates, as described in the Research Plan.

     2.12 "INTELLECTUAL PROPERTY RIGHTS" ("IPR") shall mean rights to protected Intellectual Properties ("IP"), which shall mean patents, copyrights, trademarks, trade secrets and maskworks. (IPR may be subject to limitations and/or obligations in any license from a THIRD PARTY.)

     2.13 "INVENTION" shall mean intellectual property amenable to patent protection.

     2.14 "MATERIAL BREACH" shall mean: failure to pay monies, whether payment for goods, license or royalties, due within forty-five (45) days of their due date and absent a reasonable dispute about the amount therefor for which the dispute resolution mechanism has been initiated as provided for herein; failure of either Party to exercise reasonable diligence in the development of their respective areas of responsibility; and, material failure of a Party to meet the production or delivery schedules of its development and supply agreement.

     2.15 "PERKIN-ELMER" means The Perkin-Elmer Corporation and its AFFILIATES.

     2.16 "PERKIN-ELMER PATENT(S)" shall mean all patents and PATENT APPLICATIONS which claim PERKIN-ELMER TECHNOLOGY, which are or become owned by PERKIN-ELMER during the CONTRACT PERIOD or to which PERKIN-ELMER otherwise has, now or during the term of the CONTRACT PERIOD, the right to grant licenses. Included within the definition of PERKIN-ELMER PATENTS are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof, all SPCs and PRIOR IP.

     2.17 "SPC" shall mean a right based upon a patent to exclude others from making, using or selling a PERKIN-ELMER PRODUCT or a HYSEQ PRODUCT, such as a Supplementary Protection Certificate from the European Patent Office.

     2.18 "THIRD PARTY(IES)" shall mean any party other than a Party to this Agreement or other than an AFFILIATE of HYSEQ or of PERKIN-ELMER.

     2.19 "HYSEQ SOFTWARE" shall mean HYSEQ-generated software.

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     2.20 "NECESSARY REAGENTS" shall mean reagents, including probes, proprietary to HYSEQ, required for the use of CHIPS for the use, or uses, for which any given CHIP is intended and designed.

     2.21 "PATENT APPLICATION" shall mean any U.S. application, continuation, continuation-in-part, reissue, reexamination, division or patent term extension application or any foreign equivalent of the foregoing.

     2.22 "PROSECUTE" shall mean, in the context of prosecuting pending PATENT APPLICATIONS, taking necessary actions, including conducting oppositions and interferences, to perfect the patent rights to an INVENTION.

     2.23 "PRODUCTS" shall mean the SYSTEM, P-E SOFTWARE, CHIPS, HYSEQ SOFTWARE and NECESSARY REAGENTS.

     2.24 "RESIDUAL KNOWLEDGE" shall mean all Collaboration information in non-tangible form which is gained and retained in the mind in the normal course of work by those employees (i) performing under this Agreement and (ii) having access to Collaboration information, whether confidential or not, that is in tangible or intangible form and that is not a protected IP.

     2.25 "COLLABORATION HYSEQ INTELLECTUAL PROPERTY" shall mean individually and collectively all inventions, improvements and/or discoveries, maskworks, computer programs, and other copyrightable material arising out of work performed pursuant to the obligations of this Agreement, conceived and/or reduced to practice during the CONTRACT PERIOD solely by one or more employees or agents of HYSEQ, in furtherance of the RESEARCH PROGRAM. Such Intellectual Property shall include any patent application and patent throughout the world on such inventions, improvements and/or discoveries, maskworks, computer programs, or any copyrightable material produced in connection with this Agreement, including all copyrights and any extensions and renewals thereof on any and all such material including translations thereof in any and all countries, filed pursuant to this Agreement by or on behalf of HYSEQ, its employees or agents.

     2.26 "COLLABORATION JOINT INTELLECTUAL PROPERTY" shall mean individually and collectively all inventions, improvements and/or discoveries, maskworks, computer programs, and other copyrightable material, arising out of work performed pursuant to the obligations of this Agreement, which is jointly conceived and/or reduced to practice during the CONTRACT PERIOD by one or more employees or agents of HYSEQ, and by one or more employees or agents of PERKIN-ELMER, and related to the RESEARCH PROGRAM. Such Intellectual Property shall include any patent application and patent throughout the world on such inventions, improvements and/or discoveries, maskworks, or computer programs or other copyrightable material produced in connection with this Agreement, including all copyrights and any extensions and renewals thereof on any and all such material including translations thereof in any and all countries, filed pursuant to this Agreement by or on behalf of a party, its employees, or agents.

     2.27 "COLLABORATION PERKIN-ELMER INTELLECTUAL PROPERTY" shall mean individually and collectively all inventions, improvements and/or discoveries, maskworks, computer programs, and other copyrightable material, arising out of work performed pursuant to the obligations of this Agreement, conceived and/or reduced to practice during the CONTRACT PERIOD solely by one or more employees or agents of PERKIN-ELMER, and related to the RESEARCH PROGRAM. Such Intellectual Property shall include any patent application and patent throughout the world on such inventions, improvements and/or discoveries, maskworks, or computer programs or other copyrightable material produced in connection with this Agreement, including all copyrights and any extensions and renewals thereof on any and all such material including translations thereof in any and all countries, filed pursuant to this Agreement by or on behalf of PERKIN-ELMER, its employees or agents.


3.   RESEARCH PROGRAM

     3.1.  Purpose.  HYSEQ and PERKIN-ELMER shall conduct the RESEARCH PROGRAM
           -------
throughout the CONTRACT PERIOD as specified in said RESEARCH PROGRAM. The objective of the RESEARCH PROGRAM is to commercialize HYSEQ's proprietary chip technology into a product platform for markets on a worldwide basis, it being understood that the design and development of the CHIPS will be under the direction and control of HYSEQ and that the design, development and manufacture of the SYSTEM (except CHIPS), including the instrument platform, will be under the direction and control of PERKIN-ELMER, and the design, development, and the manufacture of the reagents and associated analysis software will be under the joint control of PERKIN-ELMER and HYSEQ. The RESEARCH COMMITTEE will, in the context of preparation of its Annual Research Plan, determine the most cost-effective mechanism for production of the CHIPS and the SYSTEM considering the expertise of each of the companies in connection therewith.


     3.2  RESEARCH COMMITTEE
          ------------------

       3.2.1  Purpose.  HYSEQ and PERKIN-ELMER shall establish the RESEARCH
              -------
     COMMITTEE within thirty (30) days after the EFFECTIVE DATE:

               (a) to prepare the initial Research Plan and to revise such
                   Research Plan over time as approved.

               (b) to review and evaluate progress under the Research Plan;

               (c) to prepare the Research Plan budget for each year;

               (d) to oversee the activities associated with the Research Plan;
                   and

               (e) to coordinate and monitor publication of research results obtained from and the exchange of information and materials that relate to the RESEARCH PROGRAM.

               (f) to prepare specifications for CHIPS and SYSTEMS;

               (g) to develop specifications for product labeling.


     The RESEARCH COMMITTEE shall continue to convene for the purposes set forth in subsection (e), above, from time to time after the termination of this Agreement.

       3.2.2    Membership.  HYSEQ and PERKIN-ELMER shall each appoint, in its
                ----------
     sole discretion, three members to the RESEARCH COMMITTEE. Substitutes may be appointed at any time.

       3.2.3   Chair.  The RESEARCH COMMITTEE shall initially be chaired by the
               -----
     senior HYSEQ member. Each year, the Chair shall be rotated between the parties, i.e., the first year the Chair will be a HYSEQ member, the second year a PERKIN-ELMER member, and so on.

       3.2.4  Meetings.  The RESEARCH COMMITTEE shall meet at least quarterly,
              --------
     at places and on dates selected by each party in turn. Representatives of HYSEQ or PERKIN-ELMER or both, in addition to members of the RESEARCH COMMITTEE, may attend such meetings at the invitation of either party.

       3.2.5    Minutes.  The RESEARCH COMMITTEE shall keep accurate minutes of
                -------
     its deliberations which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to all RESEARCH COMMITTEE members within ten (10) business days after each meeting. The party hosting the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be edited by the Chair and shall be issued in final form only with the approval and agreement of a majority of the members.

       3.2.6   Decisions.  All technical decisions of the RESEARCH COMMITTEE
               ---------
     shall be made by majority; provided, however, that the Chair, shall cast the deciding vote if the RESEARCH COMMITTEE is deadlocked.

       3.2.7   Expenses.  HYSEQ and PERKIN-ELMER shall each bear all expenses of
               --------
     their respective members related to their participation on the RESEARCH COMMITTEE.


3.3     Annual Research Plan.
        --------------------

       3.3.1 An initial research plan shall be prepared by the RESEARCH COMMITTEE for submission to and approval by HYSEQ and PERKIN-ELMER no later than one hundred and twenty (120) days after execution of this Agreement.

       3.3.2   Reports.  During the CONTRACT PERIOD, each party shall furnish
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     to the RESEARCH COMMITTEE:

               (a) summary written reports within fifteen (15) days after the end of each calendar year quarter period commencing on the first complete calendar year quarter following the EFFECTIVE DATE, describing its progress under the RESEARCH PROGRAM; and

               (b) comprehensive written reports within thirty (30) days after the end of each year of the Agreement, describing in detail the work accomplished by it under the RESEARCH PROGRAM during the year and discussing and evaluating the results of such work.

     3.4  Laboratory Facilities and Personnel.  Each party shall provide
          -----------------------------------
laboratory facilities, equipment and personnel for the work to be done by the party in carrying out the RESEARCH PROGRAM consistent with a company of the party's size and state of development.

     3.5  Diligent Efforts.  The PARTIES shall use reasonably diligent efforts
          ----------------
to achieve the objectives of the RESEARCH PROGRAM.



  4. COMMITMENTS AND COSTS AND EXPENSES OF COLLABORATION

     4.1 HYSEQ will commit $5 million, including without limitation, amounts received under that certain grant from the National Institute of Standards and Technology on or after the EFFECTIVE DATE, toward development of the CHIP component of the SYSTEM. HYSEQ will commit research, development and manufacturing resources at

HYSEQ necessary to achieve the program goals of manufacturing a minimum number of specific CHIPS in quantities previously agreed to and with performance characteristics previously agreed to, to meet market demand for such CHIPS.

     4.2 PERKIN-ELMER will commit *, including without limitation, amounts received under that certain grant from the National Institute of Standards and Technology toward development and commercialization of the instrumentation, reagents, and software components of the SYSTEM.

     PERKIN-ELMER shall commit monies and other resources sufficient to realize the development of the SYSTEM as delineated in the Research Plan. PERKIN-ELMER agrees to pay reasonable "burdened cost" (fully loaded cost) for HYSEQ employees agreed by PERKIN-ELMER to be assigned to and performing services in the development of the SYSTEM as described in the Research Plan.

    4.3 The amounts committed by each of the PARTIES will be subject to adjustment by the Annual Budget contemplated by Article 3; provided, however, that nothing herein shall require either party to commit in excess of the amount set forth in Article 4.1 or 4.2 without such party's prior written consent.


5.   EXCHANGE OF INFORMATION AND CONFIDENTIALITY

     5.1  Duties of Confidentiality.  Because HYSEQ and PERKIN-ELMER will be
          -------------------------
cooperating with each other in this collaboration, each may reveal confidential information to the other in the course of this program. "Confidential Information" shall include confidential knowledge, know-how, practices, processes, equipment or information which (a) is obtained or generated during the course of this work and (b) is related thereto and, except for generated information (c) is identified at the time of disclosure as "CONFIDENTIAL" and, in the case of disclosures in non-written form, is identified in writing within thirty (30) days as confidential. HYSEQ and PERKIN-ELMER agree to hold in confidence, by using the same degree of care as each uses for information of like importance, but not less than a reasonable degree of care, any Confidential Information disclosed by the other party hereunder, and PERKIN-ELMER and HYSEQ agree not to disclose same to any third party without the express written consent of the other or the RC, or, except as may be required for purposes of advancing the research, investigating, developing, manufacturing or marketing of the CHIPS or the SYSTEM, or to carry out any litigation concerning the same or the research covered under this Agreement, provided that each such third party is informed of the confidentiality of such information and that each said third party agrees to be bound to at least the same degree of confidentiality as the PARTIES are bound under this Agreement. This confidentiality requirement shall remain in force for a period of three (3) years following termination of this Agreement. Notwithstanding the above, Confidential Information shall not include, and nothing in this Article shall in any way restrict the

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

rights of either HYSEQ or PERKIN-ELMER to use, disclose or otherwise deal with, any information which:

      (a) Can be demonstrated to have been in the public domain as of the Effective Date or comes into the public domain during the term of this Agreement through no act of the recipient; or

      (b) Can be demonstrated to have been independently known to the recipient prior to the receipt thereof, or made available to the recipient as a matter of lawful right by a third party; or

      (c) Can be demonstrated to have been rightfully received by the recipient from a third party who did not require the recipient to hold it in confidence or limit its use and who did not acquire it, directly or indirectly, from the other party to this Agreement under a continuing obligation of confidentiality; or

      (d) Shall be required for disclosure to any governmental regulatory agencies pursuant to approval for use; or

      (e) Is independently conceived, invented or acquired by researchers of the recipient who have not been personally exposed to the information provided to the recipient hereunder; or

      (f) Is published by a governmental agency as part of the normal patent filing and prosecution process.

    5.2  Responsibility over Employees and Agents.  Each of the parties agrees
         ----------------------------------------
to assume individual responsibility for the actions and omissions of its respective employees, agents and assigns in conjunction with this research, and to inform same of the responsibilities for confidentiality and disclosure under this Agreement, and to obtain their agreement to be bound in the same manner that the party is bound.

   5.3 Nothing herein shall be construed as preventing either party from disclosing any information to an AFFILIATE of PERKIN-ELMER or HYSEQ or to a sub-licensee, distributor or joint venture or other associated company of either party for the purpose of developing or commercializing the CHIPS and the SYSTEM, provided such AFFILIATE, sub-licensee, distributor or joint venture or other associated company has undertaken a similar obligation of confidentiality with respect to the Confidential Information.

   5.4 All Confidential Information disclosed by one party to the other shall remain the intellectual property of the disclosing party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this Agreement based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal (i) that Confidential Information received from the other party under this Agreement remains the property of the other party and (ii) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party's Confidential Information and to insure that the court, other tribunal or appointed maintains such information in confidence in accordance with the terms of this Agreement.

     5.5 No public announcement concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by any party to this Agreement without prior written notice to the other party and, except as may be legally required, or as may be required for a public offering of securities, or as may be required for recording purposes, without first obtaining the approval of the other party and agreement upon the nature and text of such announcement. The party desiring to make any such public announcement shall inform the other party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure.

     5.6 Neither PERKIN-ELMER nor HYSEQ shall submit for written or oral publication any manuscript, abstract or the like which includes data or other information generated and provided by the other party or otherwise developed by either party in the performance of activities in furtherance of this Agreement without first obtaining the prior written consent of the RC established in accordance with Article 3.

     5.7 For the avoidance of doubt, nothing in this Agreement shall be construed as preventing or in any way inhibiting either party from complying with statutory and regulatory requirements governing the development, manufacture, use and sale or other distribution of products in any manner which it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities confidential or other information received from a party or THIRD PARTIES. The PARTIES shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.


6.   PATENT PROSECUTION AND LITIGATION

     6.1   Intellectual Property.
           ---------------------

          6.1.1  Ownership of Intellectual Property
                 ----------------------------------

          6.1.1.1  COLLABORATION HYSEQ INTELLECTUAL PROPERTY
                   ------------------------------------------

          All rights and title to COLLABORATION HYSEQ INTELLECTUAL PROPERTY, whether patentable or copyrightable or not, shall belong to

          HYSEQ and shall be subject to the terms and conditions of this Agreement.

               6.1.1.2  COLLABORATION JOINT INTELLECTUAL PROPERTY
                        ------------------------------------------

          All rights and title to COLLABORATION JOINT INTELLECTUAL PROPERTY, whether patentable or copyrightable or not, shall belong jointly to PERKIN-ELMER and HYSEQ and shall be subject to the terms and conditions of this Agreement.

               6.1.1.3   COLLABORATION PERKIN-ELMER INTELLECTUAL PROPERTY
                         -------------------------------------------------

          All rights and title to COLLABORATION PERKIN-ELMER INTELLECTUAL PROPERTY, whether patentable or copyrightable or not, shall belong to PERKIN-ELMER. Such PERKIN-ELMER INTELLECTUAL PROPERTY shall be subject to the terms and conditions of this Agreement.


              6.1.2   Invention and Intellectual Property Disclosures.
                      -----------------------------------------------

     HYSEQ and PERKIN-ELMER agree to report the collaboration intellectual property described in Articles 2.25, 2.26, and 2.27 promptly to each other and to the RC, and in any event within thirty (30) days of their identification thereof. HYSEQ and PERKIN-ELMER will promptly prepare invention disclosure reports on any such COLLABORATION HYSEQ INTELLECTUAL PROPERTY, COLLABORATION PERKIN-ELMER INTELLECTUAL PROPERTY, respectively, and promptly deliver such reports to the RC. The RC shall direct which party is to prepare the report for COLLABORATION JOINT INTELLECTUAL PROPERTY. HYSEQ further agrees to report promptly to PERKIN-ELMER the HYSEQ PRIOR IP, and in any event within thirty (30) days after the Effective Date. Similarly, PERKIN-ELMER further agrees to report promptly, to HYSEQ the PERKIN-ELMER PRIOR IP, and in any event within thirty (30) days after the Effective Date.

              6.1.3 Any intellectual property owned by PERKIN-ELMER or HYSEQ that can contribute to the success of the products from the collaboration will be made available to the Parties for the development of PRODUCTS under the terms and conditions of this Agreement. Any intellectual property that has been licensed to either of the parties will be made available to the Parties for the development of PRODUCTS under the terms and conditions of this Agreement, and under terms consistent with those licensing agreements.

        6.2 HYSEQ shall have the first right, using in-house or outside legal counsel selected by HYSEQ's sole discretion, to prepare, file, PROSECUTE, maintain and extend HYSEQ PATENTS and other forms of intellectual property protection for inventions, discoveries, designs, works of authorship and other know-how generated by HYSEQ during the CONTRACT PERIOD in countries of HYSEQ's choosing, and HYSEQ shall bear all costs relating to such activities which occur at HYSEQ's request or direction, except that PERKIN-ELMER and HYSEQ may agree on a sharing of patent costs associated with filings outside the U.S. HYSEQ shall solicit the RC's advice and review of HYSEQ PATENTS, and other forms of intellectual property, and important prosecution matters relating thereto and take into consideration the RC's advice thereon. If HYSEQ, prior or subsequent to filing HYSEQ PATENTS or applications for other forms of intellectual property, elects not to prepare, file, PROSECUTE or maintain certain of such HYSEQ PATENTS or certain claims encompassed within such HYSEQ PATENTS, or such other forms of intellectual property, in one or more countries, HYSEQ shall give PERKIN-ELMER notice thereof within a reasonable period prior to allowing such patents, claims or other forms of intellectual property, to lapse or become abandoned or unenforceable, and PERKIN-ELMER shall thereafter have the right, at its sole expense, to prepare, file, PROSECUTE, and maintain such HYSEQ PATENTS or divisional PATENT APPLICATIONS related to such certain claims, or such other forms of intellectual property, in such one or more countries. PERKIN-ELMER shall, at PERKIN-ELMER's expense, provide reasonable assistance to HYSEQ to facilitate the filing and prosecution of all such HYSEQ PATENTS and shall execute all documents deemed necessary or desirable therefor. PERKIN-ELMER and HYSEQ shall each hold all information it presently knows or acquires under this Article as Confidential Information in accordance with Article 5.

        6.3 PERKIN-ELMER shall have the first right, using in-house or outside legal counsel selected at PERKIN-ELMER's sole discretion, to prepare, file, PROSECUTE, maintain and extend PERKIN-ELMER PATENTS and other forms of intellectual property for inventions, discoveries, designs, works of authorship and other know-how by PERKIN-ELMER during the CONTRACT PERIOD in countries of PERKIN-ELMER's choosing, and PERKIN-ELMER shall bear all costs relating to such activities which occur at PERKIN-ELMER's request or direction. PERKIN-ELMER shall solicit the RC's advice and review of such PERKIN-ELMER PATENTS and other forms of intellectual property and important prosecution matters relating thereto and take into consideration RC's comments thereon. If PERKIN-ELMER, prior or subsequent to filing PERKIN-ELMER PATENTS, or applications for other forms of intellectual property, elects not to prepare, file, PROSECUTE or maintain certain of such PERKIN-ELMER PATENTS or certain claims encompassed within such PERKIN-ELMER PATENTS, or such other forms of intellectual property, in one or more countries, PERKIN-ELMER shall give HYSEQ notice thereof within a reasonable period prior to allowing such patents, claims or other forms of intellectual property to lapse or become abandoned or unenforceable, and HYSEQ shall thereafter have the right, at its sole expense, to prepare, file, PROSECUTE, and maintain such PERKIN-ELMER PATENTS or divisional PATENT APPLICATIONS related to such certain claims, or such other forms of intellectual property, in such one or more countries. HYSEQ shall, at HYSEQ's expense, provide reasonable assistance to PERKIN-ELMER to facilitate the filing and prosecution of all PERKIN-ELMER PATENTS and shall execute all documents deemed necessary or desirable therefor. HYSEQ and PERKIN-ELMER shall each hold all information it presently knows or acquires under this Article as Confidential Information in accordance with Article 5.

     6.4   COLLABORATION JOINT INTELLECTUAL PROPERTY.  With respect to
           -----------------------------------------
COLLABORATION JOINT INTELLECTUAL PROPERTY, PERKIN-ELMER and HYSEQ shall jointly determine the advisability of filing a patent application or application for other intellectual property thereon. The RC shall appoint one of the PARTIES the responsibility to prepare, file, PROSECUTE diligently and maintain such application(s). The PARTIES shall share equally all reasonable costs incurred in connection with such activities (the non-prosecuting party will promptly reimburse the prosecuting party); provided that either party may avoid its responsibility for such costs by assigning its rights in such COLLABORATION JOINT INTELLECTUAL PROPERTY to the other party. If either party assigns to the other its rights in such Property as set forth above, the other party shall be free to decide, in its sole discretion, whether or not to file or continue prosecution or maintain any such application(s), and whether or not to maintain any protection issuing thereon in the U.S. and in any foreign country. Any such filing prosecution or maintenance shall then be at the assignee's sole expense.

     6.5   HYSEQ's License of IP to PERKIN-ELMER.  HYSEQ grants to PERKIN-ELMER,
           -------------------------------------
a license under HYSEQ PRIOR IP and COLLABORATION HYSEQ IP to make, have made, use and sell the SYSTEM, PE SOFTWARE, HYSEQ SOFTWARE, and NECESSARY REAGENTS, to read CHIPS, and to use and sell CHIPS; and to make, or have made, CHIPS, if HYSEQ chooses not to manufacture, or have manufactured, same; all pursuant to the purposes of this Collaboration Agreement to make PRODUCTS available to Third Parties; and to pass on to customers of PERKIN-ELMER the rights to use said PRODUCTS. However, this license specifically shall not constitute a license to PERKIN-ELMER to manufacture CHIPS, unless HYSEQ chooses not to manufacture or have manufactured and sell CHIPS to PERKIN-ELMER. This license shall be royalty-free in lieu of payments to be made under this Agreement by PERKIN-ELMER to HYSEQ based on sales of PRODUCTS. No license is provided hereunder for the use by PERKIN-ELMER of CHIPS other than for the development, manufacturing and sale of PRODUCTS by PERKIN-ELMER.

     6.6   PERKIN-ELMER License of IP to HYSEQ.  PERKIN-ELMER grants to HYSEQ a
           -----------------------------------
license under PERKIN-ELMER PRIOR IP and COLLABORATION PERKIN-ELMER IP to make, have made, and use internally, CHIPS for operation with the SYSTEM, for the purpose of developing PRODUCTS for sale to Third Parties by PERKIN-ELMER. This license shall be royalty free for CHIPS sold to PERKIN-ELMER by HYSEQ. No license is provided hereunder for the use by HYSEQ of CHIPS other than for the development, manufacturing and sale of PRODUCTS by PERKIN-ELMER.

     6.7 Each party, on behalf of itself and its directors, employees, officers, shareholders, agents, successors and assigns hereby waives any and all actions and causes of action, claims and demands whatsoever, in law or equity of any kind it or they may have against the other party, its officers, directors, employees, shareholders, agents, successors and assigns, which may arise in any way, except as a result of gross negligence, recklessness, or willful misconduct, in performance of patent activities under this Article 6.

     6.8 Each party, as the case may be, shall disclose to the other, the complete texts of all PATENTS filed on COLLABORATION PERKIN-ELMER INTELLECTUAL PROPERTY, COLLABORATION HYSEQ INTELLECTUAL PROPERTY, and COLLABORATION JOINT INTELLECTUAL PROPERTY, as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving such PATENTS anywhere in the world. Each party shall have the right to review all such pending applications and other proceedings and make recommendations concerning them and their conduct. Each party shall keep the other promptly and fully informed of the course of patent prosecution or other proceedings including by providing the other party with copies of important, substantive communications, search reports and THIRD PARTY observations submitted to or received from patent offices throughout the world. The PARTIES shall hold all information disclosed to it under this article as confidential subject to the provisions of Article 5. Each party shall have the right to assume responsibility for any PATENT or any part thereof (except for PATENTS of the other party filed on PRIOR IP), which the other party intends to abandon or otherwise cause or allow to be forfeited.

     6.9 In the event of the institution of any suit by a THIRD PARTY against HYSEQ, PERKIN-ELMER or its sub-licensees for patent infringement involving the manufacture, use, sale, distribution or marketing of PRODUCTS, the party sued shall promptly notify the other party in writing. The other party shall have the right but not the obligation to defend or participate in the defense of such suit at its own expense. HYSEQ and PERKIN-ELMER shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

     6.10 In the event that HYSEQ or PERKIN-ELMER becomes aware of actual or threatened infringement of a PERKIN-ELMER PATENT or HYSEQ PATENT, or PATENT resulting from COLLABORATION JOINT INTELLECTUAL PROPERTY, that party shall promptly notify the other party in writing. The owner of the PERKIN-ELMER PATENT or HYSEQ PATENT, and either owner of a PATENT resulting from the COLLABORATION JOINT INTELLECTUAL PROPERTY shall have the first right but not the obligation to bring, at its own expense, an infringement action against any THIRD PARTY and to use the other party's name in connection therewith. If an owner of the patent does not commence a particular infringement action within ninety (90) days, the other party, after notifying the owner in writing, shall be entitled to bring such infringement action at its own expense. The party conducting such action shall have full control over its conduct, including settlement thereof provided such settlement shall not be made without the prior written consent of the other party if it would adversely affect the patent rights of the other party. In any event, HYSEQ and PERKIN-ELMER shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party. In the event any PRIOR IP is the subject of litigation, the party conducting the litigation shall consult with the other party prior to settlement of such litigation.

     6.11 HYSEQ and PERKIN-ELMER shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any party. Any excess amount shall be shared between PERKIN-ELMER and HYSEQ in an amount proportional to their respective losses and expenses.

     6.12 The PARTIES shall keep one another informed of the status of their respective activities regarding any such litigation or settlement thereof.

     6.13 An owner of a PERKIN-ELMER PATENT or a HYSEQ PATENT or a PATENT resulting from COLLABORATION JOINT INTELLECTUAL PROPERTY shall have the first right to seek extensions of the terms of the patent and to seek to obtain SPCs. A party who is developing, selling or planning to sell a product covered by a patent shall have the second right. Each party shall assist the other in the obtaining of such extensions or SPCs including by authorizing the other party to act as its agent.

     6.14 All rights and licensing granted under or pursuant to this Agreement by from one PARTY to the other PARTY are, and shall irrevocably be deemed to be, "intellectual property" as defined in Section 101(56) of the Bankruptcy Code. In the event of the commencement of a case by or against either party under any Chapter of the Bankruptcy Code, this Agreement shall be deemed an executory contract and all rights and obligations hereunder shall be determined in accordance with Section 365(n) thereof. Unless a party rejects this Agreement and the other party decides not to retain its rights hereunder,
                                           ---
the other party shall be entitled to a complete duplicate (or complete access to, as appropriate) all intellectual property and all embodiments of such intellectual property held by the party and the party shall not interfere with the rights of the other party, which are expressly granted hereunder, to such intellectual property and all embodiments of such intellectual property from another entity. Further, this Agreement shall be deemed, upon presentation to another entity, to be the same as an express instruction by the party to such other entity to provide such intellectual property and all embodiments of such intellectual property directly to the other party. Without limiting the foregoing provisions in this Article, the other party shall be entitled to all post-bankruptcy-petition improvements, updates, or developments of intellectual property created hereunder. If such intellectual property is not fully developed as of the commencement of any bankruptcy case, the other party shall have the right to complete development of the property.

7.   TRADEMARKS AND NON-PROPRIETARY NAMES

      7.1 PERKIN-ELMER, at its expense, shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with PRODUCTS (except CHIPS) and shall own and control such trademarks. Nothing in this Agreement shall be construed as a grant of rights, by license or otherwise, to HYSEQ to use such trademarks for any purpose other than co-promotion as provided in this Agreement.

      7.2 PERKIN-ELMER, at its expense, shall be responsible for the selection and registration of non-proprietary names for PERKIN-ELMER PRODUCT.

      7.3 HYSEQ, at its expense, shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with CHIPS and shall own and control such trademarks. Nothing in this Agreement shall be construed as a grant of rights, by license or otherwise, to PERKIN-ELMER to use such trademarks for any purpose other than co-promotion as provided in this Agreement.


8.    FINANCIAL ASPECTS, STATEMENTS AND REMITTANCES

      8.1  In accordance with the Principles of Collaboration outlined in
Article 1.2, PERKIN-ELMER will pay to HYSEQ a royalty on the NET SALES (defined below) of PRODUCTS sold by PERKIN-ELMER. The PARTIES will agree upon a method from which to calculate the shared profits and resulting royalty that should be paid to HYSEQ by June 19, 1997 or such later date as shall be mutually agreed upon. Pending resolution of the royalty rate, PERKIN-ELMER will pay to HYSEQ an initial royalty of * on the NET SALES of PRODUCTS sold by PERKIN-ELMER pursuant to this Agreement, said initial royalty to be adjusted retroactively once the royalty rate is determined according to the method. After the first year following the first commercial sale of a PRODUCT, the royalty shall be subject to adjustment at the written request of either party in accordance with Article
1.3. Upon such request, both parties will cooperate in providing accurate information to the other to determine the proper royalty rate in accordance with the method to reflect the equal sharing in the pre-tax profits on the sale of PRODUCTS, taking into account the operating costs incurred by each party.

          8.1.1   "Net Sales" means the following:

                  (i) With respect to sales by PERKIN-ELMER, or an Affiliate of PERKIN-ELMER, or a distributor of PERKIN-ELMER to any THIRD PARTY, Net Sales means the actual amount of gross sales of PRODUCTS to a THIRD PARTY, less: trade, cash and quantity discounts, if any, actually allowed, amounts refunded for

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                       faulty or defective product, returns, rejections, freight, insurance and other transportation costs (except income taxes), tariffs, duties and similar governmental charges paid, to the extent included in gross sales price.

                  (ii) With respect to sales by PERKIN-ELMER made to any
                       Affiliate or to any person, firm or corporation enjoying a special course of dealing with PERKIN-ELMER, the Net Sales shall be determined based on the resale of the PRODUCTS by such Affiliate, person, firm or corporation to THIRD PARTIES.


     8.2 PERKIN-ELMER shall keep, and require its AFFILIATES and distributors to keep, complete and accurate records of all sales of PRODUCTS under the licenses granted herein. HYSEQ shall have the right, at its expense, through a certified public accountant or like person reasonably acceptable to PERKIN-ELMER, to examine such records during regular business hours during the life of this Agreement and for six (6) months after its termination; provided, however, that such examination shall not take place more often than once a year, provided further that such accountant shall report only as to the accuracy of the royalty statements and payments, including the magnitude and source of any discrepancy. The cost of such audits will be paid by HYSEQ, unless a payment discrepancy unfavorable to HYSEQ greater than or equal to five percent (5%) of the amounts paid in any reporting period covered by the audit is discovered, in which case
PERKIN-ELMER shall pay the cost of the audit.   PERKIN-ELMER shall be required
to maintain such records for no more than three (3) years.

     8.3 Within sixty (60) days after the close of each calendar quarter, PERKIN-ELMER shall deliver to HYSEQ a true accounting of all PRODUCTS sold by it and its AFFILIATES and distributors during such quarter and shall at the same time pay all royalties due. Such accounting shall show sales on a territory-by-territory and product-by-product basis.

     8.4 Any tax paid or required to be withheld on account of HYSEQ based on royalties payable under this Agreement shall be deducted from the amount of royalties otherwise due and immediately paid to the applicable taxing authority. Other than taxes levied against the income of HYSEQ, imposed with respect to the payment to HYSEQ hereunder (as to which the prior sentence shall control), PERKIN-ELMER shall be responsible for all taxes however designated.
If such taxes are initially imposed on HYSEQ or HYSEQ is later assessed by any taxing authority for such taxes, then PERKIN-ELMER, upon demand, will promptly reimburse HYSEQ for such taxes, plus any interest and penalties suffered by HYSEQ. HYSEQ shall promptly, and if possible in advance, notify PERKIN-ELMER of any liability under this section. Each party shall secure and send to the other proof of any such taxes withheld and paid, and PERKIN-ELMER will pay all such taxes due on sale.

     8.5 All royalties due under this Agreement shall be payable in U.S. dollars. If governmental regulations prevent remittances from a foreign country with respect to sales made in that country, the obligation to pay royalties on sales in that country shall be suspended until such remittances are possible. Each party shall have the right, upon giving written notice to the other, to receive payment in that country in local currency.

     8.6 Monetary conversions from the currency of a foreign country, in which a product is sold, into United States currency shall be made at the official exchange rate in force in that country for financial transactions on the last business day of the calendar quarter for which the royalties are being paid. If there is no such official exchange rate, the conversion shall be made at the rate for such remittances on that date as certified by Citibank, N.A., New York, New York, U.S.A.


9.   TERM AND TERMINATION

     9.1 Unless earlier terminated, this Agreement shall come into effect as of the EFFECTIVE DATE and shall remain in full force for a minimum of five years, and shall be renewed year-by-year automatically each year thereafter on the same terms and conditions unless the parties mutually agree to terminate the Agreement.

     9.2 Either party may terminate this Agreement if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

     9.3 Notwithstanding the bankruptcy of HYSEQ or PERKIN-ELMER, or the impairment of performance by HYSEQ or PERKIN-ELMER of its obligations under this Agreement as a result of bankruptcy or insolvency of HYSEQ or PERKIN-ELMER, the other party shall be entitled to retain the licenses granted herein, subject to rights of a party to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement.

     9.4 Subject to the provisions of Article 10, this Agreement may be terminated by either PARTY upon a MATERIAL BREACH of this Agreement by the other PARTY, subject to providing the breaching PARTY with written notice of such breach, and an opportunity to cure after such notice that is at least sixty (60)
days prior to termination.   At the end of the sixty (60) day notice period,
the other PARTY may terminate this Agreement forthwith if the breaching PARTY has not cured its breach of the provision(s) identified in the notice. Nothing in this Agreement shall limit any remedies for breach which may be available pursuant to a judgment of a court, in law or equity, including termination of this Agreement or of any or all rights hereunder.

     9.5 In the event the PERKIN-ELMER board of directors does not approve the equity investment in HYSEQ on or before June 20, 1997, HYSEQ shall have the right to terminate this Agreement.

     9.6 If there is a change in the majority control of a party through the purchase of stock or by way of a merger transaction or otherwise as well as through the purchase of all or substantially all of the business assets of that party, the other party shall have the right to terminate this Agreement.


10.  RIGHTS AND DUTIES UPON TERMINATION

     10.1 Upon termination of this Agreement, PERKIN-ELMER shall notify HYSEQ of the amount of CHIPS that it and its AFFILIATES and distributors then have on hand, the sale of which would, but for the termination, be subject to royalty, and PERKIN-ELMER, its AFFILIATES and distributors shall thereupon be permitted to sell that amount of the CHIPS provided that PERKIN-ELMER shall pay the royalty thereon at the time herein provided for.

     10.2 Termination of this Agreement shall terminate all outstanding obligations and liabilities between the PARTIES arising from this Agreement except those described in Articles 1.4, 1.8, 2, 3.2.1 (e), 5, 6.2, 6.3, 6.4, 6.5
and 6.6 to the extent required by Article 10; 6.7-6.13, 8.2-8.6 to the extent required by 10.3; 9; 10; 11.1; 11.2; 11.3; 11.4; 12; as well as any provision not specified in this paragraph which is clearly meant to survive termination.

     10.3 If this Agreement is terminated under Article 9.1, all licenses granted to HYSEQ under Article 6.6 and to PERKIN-ELMER under Article 6.5 shall survive such termination and the parties will agree upon the terms applicable thereto.

     10.4 If this Agreement is terminated under Article 9.4, the non-breaching party shall retain the licenses provided in Article 6 under the terms of Article 10.3


11.  WARRANTIES,  REPRESENTATIONS, AND PURCHASE AND SALE

     11.1 Nothing in this Agreement shall be construed as a warranty that PERKIN-ELMER PATENTS or HYSEQ PATENTS are valid or enforceable or that their exercise does not infringe any patent rights of THIRD PARTIES. A holding of invalidity or un-enforceability of any such patent, from which no further appeal is or can be taken, shall not affect any obligation already accrued hereunder, but shall only eliminate royalties otherwise due under such patent from the date such holding becomes final.

     11.2 Each party further warrants and represents that it has not, up through and including the date of this Agreement, omitted to furnish the other with any information concerning the subject matter of this Agreement which would be material to its decision to enter into this Agreement and to undertake the commitments and obligations set forth herein.

     11.3 Each party warrants and represents that it has the right to enter into this Agreement and to perform in accordance therewith.

     11.4 HYSEQ warrants that it shall convey good and merchantable title to all of the CHIPS delivered under this Agreement and that each such unit of CHIPS shall conform to the specifications and shall be free from defects in materials and workmanship.

     11.5 Sales
          -----

            11.5.1   Sales and Purchase.  Subject to the terms and conditions of
                     ------------------
          this Agreement, HYSEQ shall sell to PERKIN-ELMER and PERKIN-ELMER shall purchase CHIPS from HYSEQ. Prior to the first commercial sale of CHIPS, the parties will develop and enter into a purchase agreement that will govern the purchase and sale of CHIPS by HYSEQ to PERKIN-ELMER.

            11.5.2.  Price.  The price of the CHIPS shall be HYSEQ's cost, as
                     -----
          calculated in accordance with generally accepted accounting principles, plus five (5%) percent.


12.       INDEMNIFICATION

          12.1 PERKIN-ELMER shall defend, indemnify and hold harmless HYSEQ, AFFILIATES of HYSEQ, licensors of HYSEQ and their respective directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages and expenses (including attorneys' fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of them arising out of the manufacture, possession, distribution, use, testing, sale or other disposition by or through PERKIN-ELMER of any PERKIN-ELMER PRODUCT. PERKIN-ELMER's obligation to defend, indemnify and hold harmless shall include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against an indemnified party which result from the gross negligence or willful misconduct of such indemnified party. PERKIN-ELMER shall have the exclusive right to control the defense of any action which is to be indemnified in whole by PERKIN-ELMER hereunder, including the right to select counsel acceptable to HYSEQ to defend HYSEQ and to settle any claim, provided that, without the written consent of HYSEQ (which shall not be unreasonably withheld or delayed), PERKIN-ELMER shall not agree to settle any claim against HYSEQ to the extent such claim has a material adverse effect on HYSEQ. The provisions of this Article shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and PERKIN-ELMER's obligations hereunder shall apply whether or not such claims are rightfully brought.

     12.2 HYSEQ shall defend, indemnify and hold harmless PERKIN-ELMER, AFFILIATES of PERKIN-ELMER, licensors of PERKIN-ELMER and their respective directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages and expenses (including attorneys' fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of them arising out of the manufacture, possession, distribution, use, testing, sale or other disposition by or through HYSEQ or its AFFILIATES of any HYSEQ PRODUCT. HYSEQ's obligation to defend, indemnify and hold harmless shall include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against an indemnified party which results from the gross negligence or willful misconduct of such indemnified party. HYSEQ shall have the exclusive right to control the defense of any action which is to be indemnified in whole by HYSEQ hereunder, including the right to select counsel acceptable to PERKIN-ELMER to defend PERKIN-ELMER and to settle any claim, provided that, with the written consent of PERKIN-ELMER (which shall not be unreasonably withheld or delayed), HYSEQ shall not agree to settle any claim against PERKIN-ELMER to the extent such claim has a material adverse effect on PERKIN-ELMER. The provisions of this Article shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and HYSEQ's obligations hereunder shall apply whether or not such claims are rightfully brought.


     12.3    A person or entity that intends to claim indemnification under this
Article 12 (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor, after it determines that indemnification is required of it, shall assume the defense thereof with counsel mutually satisfactory to the PARTIES; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense; or, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 12 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. the failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 12, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 12. The Indemnitee under this
Article 12, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.


13.   FORCE MAJEURE

      If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the PARTIES shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

14.   GOVERNING LAW

      This Agreement shall be deemed to have been made in the State of California and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of California.

15.   SEPARABILITY

      15.1 In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall be interpreted to maintain the intent of the parties.

      15.2 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

16.   ENTIRE AGREEMENT

      The Agreement, the Stock Purchase Agreement and the Registration Rights Agreement constitute the sole agreements between the PARTIES relating to the subject matter hereof and supersede all previous writings and understandings. Confidential disclosures made pursuant to the Confidentiality Agreement of April 30, 1997 shall remain subject to the terms of that Confidentiality Agreement.
No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the PARTIES, except that the PARTIES may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.


17.   NOTICES

      17.1 Any notice required or permitted under this Agreement shall be sent by air mail, postage pre-paid, to the following addresses of the PARTIES:




     TO HYSEQ:

               HYSEQ, Inc.
               670 Almanor Avenue
               Sunnyvale, California 94086

               Attention:  Lewis Gruber

     copy to:  Sachnoff & Weaver, Ltd
               30 South Wacker Drive
               Suite 2900
               Chicago, Illinois 60606

               Attention: Jeffrey A. Schumacher



     TO PERKIN-ELMER:

               PERKIN-ELMER Corporation
               850 Lincoln Centre Drive
               Foster City, CA 94404

               Attention:  *

     copy to:  PE Applied Biosystems
               Legal Department
               850 Lincoln Centre Drive
               Foster City, CA 94404

               Attention:  *


     17.2 Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the party to whom it is addressed.


18.  ATTENDANCE AT BOARD MEETINGS.

     Until the earlier of (i) two years from the date hereof or such later date as determined by HYSEQ or (ii) the termination of the Collaboration Agreement between the parties. PERKIN-ELMER shall have the right to designate a representative to attend all meetings of the HYSEQ Board of Directors in a non-voting observer capacity and to receive notice of such meetings in the same manner as given to HYSEQ's directors; provided, however, that HYSEQ may require each person proposing to attend any meeting of the Board of Directors to agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so received during such meetings or otherwise; and provided further, that HYSEQ reserves the right to exclude an observer from any meeting or portion thereof if delivery of information or attendance at such meeting by such person would result in disclosure of trade secrets to such holder or its representative or would adversely affect the attorney-client privilege between HYSEQ and its counsel or if PERKIN-ELMER is in direct competition with HYSEQ.

19.  ASSIGNMENT

     This Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Neither this Agreement nor any interest hereunder shall be assignable by either party without the written consent of the other provided, however, that PERKIN-ELMER or HYSEQ may assign this Agreement or any of its rights or obligations hereunder to any AFFILIATE or to any THIRD PARTY with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other party, subject to the other party assuming all liabilities and obligations under the Agreement.

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

20.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.



     IN WITNESS WHEREOF, the PARTIES, through their authorized officers, have executed this Agreement as of the date first written above.


HYSEQ


By:  /s/Lewis S. Gruber
     ------------------



PERKIN-ELMER

By:       *
     ___________________

* CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.